EXHIBIT 1

Share Purchase Agreement

     This Share Purchase Agreement (this “Agreement”) is dated as of August 31st , 2004, by and between Telvent Investments, S.L., with its principal place of business at Alcobendas (Madrid), Valgrande 6, Spain (the “Purchaser”) duly represented by Mr. Manuel Sánchez Ortega and Mr José Ignacio del Barrio Gómez and Telvent GIT, S.A. with its principal place of business at Valgrande, 6, 28108 Alcobendas, Madrid, Spain, with tax code A-82631623 (the “Seller”) duly represented by Mrs. Ana María Plaza Arregui.

     Recitals:

     Whereas, the Purchaser wishes to purchase, and the Seller is willing to sell, 539,258 ordinary shares represented by certificate numbered VRYA 0532 (nominal par value NIS 1.0 per share) each totally subscribed and paid (the “Shares”) of ViryaNet Ltd., a company organized under the Laws of the State of Israel (the “Company”) from the Seller in exchange for the Purchase Price (as herein defined), subject to the terms and conditions contained in this Agreement;

     Whereas, the Shares were purchased by Seller pursuant to a Share Purchase Agreement signed on July 28, 2003 (the “Purchase Agreement”);

     Whereas, the Seller owns an option to purchase 10,000 ordinary shares of the Company (the “Option” and together with the Shares, the “Securities”) pursuant to the terms of an Option Agreement (the “Option Agreement”), which Option was originally granted by the Company to its director, Mr. Manuel Sanchez Ortega, and was subsequently assigned by Mr. Manuel Sanchez Ortega to the Seller;

     Whereas, the Seller and the Purchaser are Affiliates, as that term is defined under Rule 144 of the Securities Act of 1933;

     Whereas, the Seller desires to transfer to the Purchaser, and the Purchaser desires to acquire from the Seller, the Seller’s entire ownership interest in the Company; and

     Whereas, the Securities are being transferred to the Purchaser in accordance with the Purchase Agreement, the Option Agreement, the by-laws of the Company and any other applicable rules and regulations;

Agreements:

     Now therefore, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree that the foregoing recitals are true and correct and further agree as follows:

     1.      Purchase and Sale. Effective as of the date hereof, the Seller hereby sells, assigns, transfers, conveys and delivers the Shares to the Purchaser, without any liens, claims and encumbrances of any kind and the Purchaser hereby acquires ownership over such Shares, with all applicable documentary stamp and/or transfer taxes to be paid by the Purchaser. Effective as of the date hereof, the Seller hereby assigns, transfers, conveys and delivers the Option to the Purchaser, without any liens, claims and encumbrances of any kind and the Purchaser hereby acquires ownership over such Option, with all applicable documentary stamp and/or transfer taxes to be paid by the Purchaser. Likewise, the parties hereto agree to execute and deliver such other documents and to take such other actions as may be necessary or appropriate to effect the transfer of the Securities to the Purchaser.”

     2.     Consideration. In consideration of the conveyance of the Shares to the Purchaser, the Purchaser shall pay to the Seller €1,009,341.06 payable by bank transfer not later than fifteen days after the date of this Agreement. The Option is being transferred to the Purchaser without additional cash consideration as part of Seller’s agreement to transfer its entire ownership interest in the Company to the Purchaser.

     3.     Assignment and Assumption. The Seller hereby assigns to the Purchaser and the Purchaser hereby assumes and agrees to be subject to and bound by all of the Seller’s rights and obligations under the following agreements:

•	Purchase Agreement;

•	Registration Rights Agreement between the Company and the Seller dated as of August 4, 2003; and

•	Option Agreement

     The Seller and the Purchaser acknowledge and agree that this Agreement is intended to, and shall, relieve the Seller of all rights and obligations of the “Purchaser” arising under the Purchase Agreement, of the “Shareholder” under the Registration Rights Agreement and of the option holder under the Option Agreement.

     4.     Expenses. Except as otherwise provided herein, each of the parties will bear their own costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby.

     5.     Disputes. The Parties, waiving any other forum to which they may be entitled, expressly agree to submit to the courts of the city of Madrid all claims, disputes and other matters in question between the parties to this Agreement, arising out of or relating to this Agreement or the breach thereof.

     6.     Governing Law. This Agreement will be governed by and construed and enforced in accordance with the laws of Spain.

     In witness whereof the parties hereto have signed this Agreement as of the date first set forth above.

Telvent Investments, S.L.	Telvent GIT, S.A.

/s/ Manuel Sanchez Ortega	/s/ Ana Maria Plaza Arregui

By: /s/ Manuel Sanchez Ortega	By: /s/ Ana Maria Plaza Arregui

/s/ José Ignacio del Barrio Gómez

By: /s/ José Ignacio del Barrio Gómez

Date: August 31st, 2004	Date: August 31st, 2004